Exhibit 10.8

LIFE INSURANCE

ENDORSEMENT METHOD SPLIT DOLLAR PLAN

AGREEMENT

Insurer:	Ohio National Life Assurance Corporation

Policy Number:

Bank:	The Old Point National Bank of Phoebus

Insured:

Relationship of Insured to Bank:	Executive

The respective rights and duties of the Bank and the Insured in the above-referenced policy shall be pursuant to the terms set forth below:

I.	DEFINITIONS

A.	Disability

The Executive is considered disabled if the Insured: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or, (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. If there is a dispute regarding whether the Insured is disabled, such dispute shall be resolved by a physician mutually selected by the Bank and the Insured and such resolution shall be binding upon all parties to this Agreement.

B.	Retirement

Retirement shall be any termination of employment by the Insured, for reasons other than a Discharge for Cause, following the date in which the Insured’s whole number of years of service with the Bank, including service with subsidiaries or parent entities of the bank, plus the Insured’s age as of the Insured’s most recent birthday, equals or exceeds seventy (70). For purposes of this Subparagraph, years of service shall mean any calendar year in which the Insured is credited with at least 1,000 hours of service. Accordingly, it is not necessary that the Insured be employed for the full calendar year in order to earn a year of service.

C.	Scheduled Insurance Benefit

The Scheduled Insurance Benefit shall initially be equal to $             . The Scheduled Insurance Benefit shall increase by 4.0% on each January 1st until the Insured’s 65th birthday, as long as the Insured is employed by the Bank, or has and continues to qualify for Disability. Upon the earlier of Retirement or the Insured’s 65th birthday, the Scheduled Insurance Benefit shall be reduced to fifty percent (50%) of the Scheduled Insurance Benefit in effect immediately preceding the above date.

D.	Discharge For Cause

Discharge for Cause means termination resulting from the following:

i.	willful misconduct or gross negligence of Executive in connection with the performance of his duties. This includes the willful non-performance of assigned duties and, without limitation, misappropriation of funds or property of the Bank or any of its affiliates or securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the bank; or

ii.	gross violations including any gross misconduct as referred to in the Bank’s policy manuals, employee handbooks or any other human resource policies set forth by Bank including, without limitation, policies relating to sexual harassment, race, sex or age discrimination, or any other forms of discrimination; or

iii.	the entry of any legal order which has the effect of precluding Executive from performing his duties for more than 30 consecutive days.

Refer to the policy contract for the definition of all other terms in this Agreement.

II.	POLICY TITLE AND OWNERSHIP

Title and ownership shall reside in the Bank for its use and for the use of the Insured all in accordance with this Agreement. The Bank alone may, to the extent of its interest, exercise the right to borrow or withdraw on the policy cash values. Where the Bank and the Insured (or assignee, with the consent of the Insured) mutually agree to exercise the right to increase the coverage under the subject Split Dollar policy, then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.

III.	BENEFICIARY DESIGNATION RIGHTS

The Insured (or assignee) shall have the right and power to designate a beneficiary or beneficiaries to receive the Insured’s share of the proceeds payable upon the death of the Insured, and to elect and change a payment option for such beneficiary, subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement.

IV.	PREMIUM PAYMENT METHOD

The Bank shall pay an amount equal to the planned premiums and any other premium payments that might become necessary to keep the policy in force.

V.	TAXABLE BENEFIT

Annually the Insured will receive a taxable benefit equal to the value of the economic benefits of the insurance as required by the Internal Revenue Service. The Bank (or its administrator) will report to the Insured the amount of imputed income each year on Form W-2 or its equivalent.

VI.	DIVISION OF DEATH PROCEEDS

Subject to Paragraphs VII and IX herein, the division of the death proceeds of the policy is as follows:

A.	Should the Insured be employed by the Bank, or have qualified for Retirement, or be terminated from the Bank due to continued Disability, the Insured’s beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to the Scheduled Insurance Benefit, or one hundred percent (100%) of the net-at-risk insurance portion of the proceeds, whichever amount is less. The net-at-risk insurance portion is the total proceeds less the cash value of the policy.

B.	The Bank shall be entitled to the remainder of such proceeds.

C.	The Bank and the Insured (or assignees) shall share in any interest due on the death proceeds on a pro rata basis as the proceeds due each respectively bears to the total proceeds, excluding any such interest.

VII.	DIVISION OF THE CASH SURRENDER VALUE OF THE POLICY

The Bank shall at all times be entitled to an amount equal to the policy’s cash value, as that term is defined in the policy contract, less any policy loans and unpaid interest or cash withdrawals previously incurred by the Bank and any applicable surrender charges. Such cash value shall be determined as of the date of surrender or death as the case may be.

VIII.	TERMINATION OF AGREEMENT

This Agreement shall terminate upon the occurrence of any one of the following:

A.	The Insured shall leave the employment of the Bank voluntarily or involuntarily (Discharge for Cause) at any time for reasons other than Retirement or Disability; or

B.	Surrender, lapse, or other termination of the Policy by the Bank.

In the event of a surrender, lapse, or other termination of the Policy by the Bank, the Insured (or assignee) shall have a fifteen (15) day option to receive from the Bank an absolute assignment of the policy in consideration of a cash payment to the Bank, whereupon this Agreement shall terminate. Such cash payment referred to hereinabove shall be the greater of:

1.	The Bank’s share of the cash value of the policy on the date of such assignment, as defined in this Agreement; or

2.	The amount of the premiums that have been paid by the Bank prior to the date of such assignment.

If, within said fifteen (15) day period, the Insured fails to exercise said option, fails to procure the entire aforestated cash payment, or dies, then the option shall terminate and the Insured (or assignee) agrees that all of the Insured’s rights, interest and claims in the policy shall terminate as of the date of the termination of this Agreement.

The Insured expressly agrees that this Agreement shall constitute sufficient written notice to the Insured of the Insured’s option to receive an absolute assignment of the policy as set forth herein.

Except as provided above, this Agreement shall terminate upon distribution of the death benefit proceeds in accordance with Paragraph VI above.

IX.	INSURED’S OR ASSIGNEE’S ASSIGNMENT RIGHTS

The Insured may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the subject policy nor any rights, options, privileges or duties created under this Agreement.

X.	AGREEMENT BINDING UPON THE PARTIES

This Agreement shall bind the Insured and the Bank, their heirs, successors, personal representatives and assigns.

XI.	ERISA PROVISIONS

The following provisions are part of this Agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”):

A.	Named Fiduciary and Plan Administrator.

The “Named Fiduciary and Plan Administrator” of this Endorsement Method Split Dollar Agreement shall be the Executive Committee of the Board of Directors of the Bank. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control, and administration of this Split Dollar Plan as established herein. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Plan, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

B.	Funding Policy.

The funding policy for this Split Dollar Plan shall be to maintain the subject policy in force by paying, when due, all premiums required.

C.	Basis of Payment of Benefits.

Direct payment by the Insurer is the basis of payment of benefits under this Agreement, with those benefits in turn being based on the payment of premiums as provided in this Agreement.

D.	Claim Procedures.

Claim forms or claim information as to the subject policy can be obtained by contacting Vero Consulting (804-288-7000). When the Named Fiduciary has a claim which may be covered under the provisions described in the insurance policy, they should contact the office named above, and they will either complete a claim form and forward it to an authorized representative of the Insurer or advise the named Fiduciary what further requirements are necessary. The Insurer will evaluate and make a decision as to payment. If the claim is payable, a benefit check will be issued in accordance with the terms of this Agreement.

In the event that a claim is not eligible under the policy, the Insurer will notify the Named Fiduciary of the denial pursuant to the requirements under the terms of the policy. If the Named Fiduciary is dissatisfied with the denial of the claim and wishes to contest such claim denial, they should contact the office named above and they will assist in making an inquiry to the Insurer. All objections to the Insurer’s actions should be in writing and submitted to the office named above for transmittal to the Insurer.

XII.	GENDER

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

XIII.	INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT

The Insurer shall not be deemed a party to this Agreement, but will respect the rights of the parties as herein developed upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the policy provisions shall fully discharge the Insurer from any and all liability.

XIV.	CHANGE OF CONTROL

In accordance with Internal Revenue Code Section 409A, the Change of Control shall be defined as follows:

a.	the acquisition of more than fifty percent (50%) of the value or voting power of the Bank’s stock by a person or group;

b.	the acquisition in a period of twelve (12) months or less of at least thirty-five percent (35%) of the Bank’s stock by a person or group;

c.	the replacement of a majority of the Bank’s board in a period of twelve (12) months or less by Directors who were not endorsed by a majority of the current board members; or

d.	the acquisition in a period of twelve (12) months or less of forty percent (40%) or more of the Bank’s assets by an unrelated entity.

For the purposes of this Executive Plan, transfers on account of deaths or gifts, transfers between family members or transfers to a qualified retirement plan maintained by the Bank shall not be considered in determining whether there has been a Change of Control.

For the purposes of this Subparagraph XIV, the term “Bank” shall also include Old Point Financial Corporation and Old Point Trust and Financial Services, N.A.

Upon a Change of Control, if the Insured’s employment is subsequently terminated, except for cause, then the Insured shall be deemed for purposes of the Agreement to continue to be employed until the later of the earliest date in which the Insured would have qualified for Retirement, or age 65 and, therefore, upon the death of the Insured, the Insured’s beneficiary(ies) (designated in accordance with Paragraph III) shall receive the death benefit provided herein as if the Insured had died while employed by the Bank (see Paragraph VI).

XV.	AMENDMENT OR REVOCATION

It is agreed by and between the parties hereto that, during the lifetime of the Insured, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Insured and the Bank.

XVI.	EFFECTIVE DATE

The Effective Date of this Agreement shall be

XVII.	SEVERABILITY AND INTERPRETATION

If a provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nonetheless be enforceable according to their terms. Further, in the event that any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to law and enforced as amended.

XIII.	APPLICABLE LAW

The validity and interpretation of this Agreement shall be governed by the laws of the State of Virginia.

Executed at Hampton, Virginia this      of                     ,                 .

THE OLD POINT NATIONAL BANK of PHOEBUS
Hampton, Virginia

By:
Witness	Title

Witness	Insured

BENEFICIARY DESIGNATION FORM

FOR LIFE INSURANCE ENDORSEMENT METHOD

SPLIT DOLLAR PLAN AGREEMENT

PRIMARY DESIGNATION:

Name	Address	Relationship

SECONDARY (CONTINGENT) DESIGNATION:

All sums payable under the Life Insurance Endorsement Method Split Dollar Plan Agreement by reason of my death shall be paid to the Primary Beneficiary, if he or she survives me, and if no Primary Beneficiary shall survive me, then to the Secondary (Contingent) Beneficiary.

Signature of Insured	Date